UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2025

SPHERE 3D CORP.
(Exact name of registrant as specified in its charter)

Ontario	001-36532	98-1220792
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

243 Tresser Blvd, 17th Floor
 Stamford, Connecticut, United States 06901
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (647) 952 5049

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Shares	ANY	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed by Sphere 3D Corp. (the "Company") on March 29, 2024, on March 27, 2024, the Company entered into a new employment agreement with Kurt Kalbfleisch (the "Old Employment Agreement"), which replaced his employment agreement dated June 20, 2022.

On April 22, 2025, the Company entered into an amended and restated employment agreement with Mr. Kalbfleisch (the "New Employment Agreement"), which amends and restates the Old Employment Agreement in its entirety.

Under the New Employment Agreement, Mr. Kalbfleisch will serve as the Company's Chief Financial Officer and, during the period where no replacement Chief Executive Officer has been appointed, the Company's Interim Chief Executive Officer. The Company will pay Mr. Kalbfleisch an annual base salary of $336,000. At the discretion of the Company's Chief Executive Officer (or if Mr. Kalbfleisch is then serving as Interim Chief Executive Officer, the Company's board of directors (the "Board")), Mr. Kalbfleisch will be eligible to receive an annual discretionary bonus up to 75% of his base salary and additional restricted stock units based upon the achievement of certain performance and financial thresholds to be determined by the Company's Chief Executive Officer (or if Mr. Kalbfleisch is then serving as Interim Chief Executive Officer, the Board) and approved by the Board. Mr. Kalbfleisch is also entitled to health insurance benefits and to participate in any employee benefit plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans and other benefit plans that we may from time to time have in effect for any of our executive management employees.

All compensation and unvested benefits payable under the New Employment Agreement shall terminate on the date of the termination of Mr. Kalbfleisch's employment, unless Mr. Kalbfleisch's employment is terminated by us without cause or by Mr. Kalbfleisch for good reason, each as defined in the New Employment Agreement, or as a result of a material breach by us of any of our obligations under the New Employment Agreement or any other agreement to which the Company and Mr. Kalbfleisch are parties, in which case Mr. Kalbfleisch shall be entitled to (i) continued payment of his base salary at the rate and schedule then in effect for a period of 18 months after the date of termination; (ii) 50% of his target bonus for a period of 18 months; (iii) continued health and life insurance benefits ("Benefits") for 12 months after the date of termination, with an additional month of Benefits to be added for every completed year of service as Chief Financial Officer or at Mr. Kalbfleisch's discretion, retaining or obtaining family medical, dental, vision and/or other insurance plans and benefits, the cost of which shall be reimbursed by the Company for a period of 12 months after the date of termination, subject to a maximum average monthly reimbursement of $5,000; and (iv) the immediate vesting of any outstanding unvested stock options, restricted stock units or other stock awards.

Upon the occurrence of a Change of Control (as defined in the New Employment Agreement) that results in Mr. Kalbfleisch's termination, Mr. Kalbfleisch shall help transition his duties for a three-month period following his termination date if requested by the Company.

Under the New Employment Agreement, on April 22, 2025, Mr. Kalbfleisch received 1,000,000 restricted stock units, valued at $493,000 based upon the common share price on the date of grant of $0.493, 25% of which will vest on June 1, 2025, and the remaining which vest in equal quarterly installments beginning September 1, 2025 and ending June 1, 2027.

The above description of the New Employment Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the New Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and the contents of which are incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 5.02.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Amended and Restated Employment Agreement between the Company and Kurt Kalbfleisch, dated April 22, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 28, 2025

SPHERE 3D CORP.

By:	/s/ Kurt Kalbfleisch
Kurt Kalbfleisch
Interim Chief Executive Officer